Exhibit 10.2

COMPASS MINERALS INTERNATIONAL, INC. 2020 INCENTIVE AWARD PLAN

PERFORMANCE STOCK UNIT AWARD GRANT NOTICE
Absolute Total Shareholder Return (aTSR) Performance Criteria
In order to promote the success of Compass Minerals International, Inc., a Delaware corporation (the “Company”) and provide an incentive for the participant listed below (the “Participant”) with respect to incentives linked to the Performance Goals described below, and to promote the retention of the Participant during the Performance Period described below, the Company hereby grants to the Participant the performance stock units (the “PSUs”) described in this Performance Stock Unit Grant Notice (this “Grant Notice”), subject to the Compass Minerals International, Inc. 2020 Incentive Award Plan (as amended from time to time the “Plan”) and the Rules, Policies and Procedures for Equity Awards Granted to Employees, effective as of May 15, 2020 (the “Rules”), each of which is incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice have the meanings specified in the Plan or the Rules, as applicable. In addition, the PSUs are subject to the Company’s Compensation Clawback Policy, dated February 2016, and any successor policy thereto (the “Clawback Policy”). This Grant Notice will constitute an “Award Agreement” under the terms of the Plan.

Participant:	Kevin Crutchfield
Grant Date:	August 5, 2022
Number of PSUs:	66,173
Vesting Schedule:
Subject to achievement of the Performance Criteria set forth below, and subject to the Rules, the PSUs will vest on May 31, 2025 (the “Vesting Date” and, the period beginning on the Grant Date and ending on the Vesting Date, the “Performance Period”).

Dividend Equivalents:	Participant will be entitled to receive Dividend Equivalents (as such term is defined in the Plan) in accordance with the terms set forth in the Rules.
Payment:
Subject to the Rules and this Grant Notice, the Participant will receive a number of shares of Common Stock (in either certificate or book entry form) equal to the number of PSUs with respect to which the Performance Criteria have been satisfied within 45 days following the Vesting Date (but in no event prior to the date the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) determines the extent to which the Performance Criteria has been satisfied).

Notwithstanding the foregoing or anything in the Rules to the contrary, if the Participant incurs a Termination of Service as a result of a termination of the Participant’s employment by the Company without Cause (as such term is defined in that certain Employment Agreement by and between the Participant and the Company dated August [5], 2022 (the “Employment Agreement”) or by the Participant with Good Reason (as such term is defined in the Employment Agreement) prior to the Vesting Date, then the Participant will remain eligible to vest in the Pro-Rata PSUs (as defined below) and payment (if any), will be made to Participant at the same time and in the same manner that payment would have been paid to the Participant had the Participant remained employed through the end of the Performance Period.

For purposes of this Grant Notice, the “Pro-Rata PSUs” shall mean a number of PSUs equal to the product of (A) the number of PSUs that would have vested based on actual satisfaction of the Performance Criteria had the Participant remained employed through the end of the Performance Period, and (B) the ratio of (I) the number of days elapsed during the Performance Period up to and including the date of the Participant’s Termination of Service plus 365 additional days (provided, that in no case shall such total number of days exceed the total number of days in the Performance Period) to (II) the total number of days in the Performance Period.

For the avoidance of doubt and notwithstanding anything in any other agreement or policy to the contrary (including, without limitation, the Plan and the Rules), the PSUs shall not receive any additional vesting acceleration or be eligible to continue vesting following the Participant’s Termination of Service other than as provided in this Grant Notice or in that certain Change in Control Severance Agreement, by and between the Company and the Participant, dated May 15, 2020.

Performance Criteria:
In order for the PSUs to vest, except as otherwise described above under “Payment,” the Participant must be continuously employed by the Company through the Vesting Date (the “Continuous Service Requirement”).

Assuming the satisfaction of the Continuous Service Requirement, the number of PSUs that will be earned and vest on the Vesting Date shall be determined by application of the Performance Criteria as set forth below, subject to the terms set forth in the Plan and this Grant Notice.

Final determinations regarding the levels of Performance Criteria achieved (and corresponding number of PSUs earned) shall be made by the Compensation Committee in good faith.

Except as otherwise provided in the Plan or this Grant Notice, upon the Participant’s Termination of Service prior to the Vesting Date, any and all PSUs will be forfeited and cancelled in their entirety.

Assuming the satisfaction of the Continuous Service Requirement (subject to any exception provided in this Grant Notice), the total number of PSUs that may be earned ranges from zero percent (0%) to three-hundred percent (300%) of the Target Number of PSUs based on the achieved results against the Performance Criteria set forth below. The number of PSUs that will be earned and vest on the Vesting Date shall be determined as described below.

Following the conclusion of the Performance Period, the number of earned PSUs, if any, shall be determined by multiplying the Target Number of PSUs by the percentage set forth in the chart below (the “TSR Factor”), based on the Company’s annualized absolute Total Shareholder Return (as defined below) over the Performance Period.

Annualized Total Shareholder Return Percentage Over Performance Period	TSR Factor
Less than 10% (Below Threshold)	0%
Equal to or greater than 10%, but less than 12% (Threshold)	50%
Equal to or greater than 12%, but less than 15% (Target)	100%
Equal to or greater than 15%, but less than 20% (Stretch)	200%
Equal to or greater than 20% (Maximum)	300%

For performance between the Threshold and Target performance levels, between the Target and Stretch performance levels, or between the Stretch and Maximum performance levels, the TSR Factor will be interpolated between the levels on a straight-line basis, rounded up to the nearest whole number of PSUs. Failure to achieve the Threshold performance level will result in no PSUs being earned and no additional PSUs will be earned for performance exceeding the Maximum performance level.

Definitions:
“Total Shareholder Return (TSR)” means the stock price appreciation from the beginning to the end of the Performance Period, plus dividends and distributions made or declared during the Performance Period (it shall be assumed that such dividends or distributions are reinvested in shares of Common Stock as of the ex-dividend date), expressed as an annualized percentage return and as determined by the Compensation Committee in its good faith discretion, consistent with the methodology utilized for other Company equity awards incorporating TSR as a performance metric (or as a component of a performance metric) over the same or similar time period, as applicable. TSR will be calculated as follows:

TSR = ((Ending Average + Dividends Paid) – Beginning Average) / Beginning Average

“Beginning Average”: the volume-weighted average closing price of a share of Common Stock for the 30 trading days prior to and including the first day of the Performance Period on the primary stock exchange on which shares of Common Stock were traded.

“Ending Average”: the volume-weighted average closing price of a share of Common Stock over the 30 trading days prior to and including the last day of the Performance Period on the primary stock exchange on which shares of Common Stock were traded.

“Dividends Paid”: the total of all dividends paid on one share of Common Stock during the Performance Period, provided that the record date occurs during the Performance Period, and provided further that dividends shall be treated as though they are reinvested on the ex-dividend date using the closing price of a share of Common Stock on that day.

With respect to the computation of TSR, Beginning Average and Ending Average, to the extent deemed appropriate by the Compensation Committee, in its good faith judgment, there shall also be an equitable and proportionate adjustment to the extent (if any) necessary to preserve the intended incentives of the PSUs and mitigate the impact of any stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization or similar event affecting the capital structure of the Company occurring during the Performance Period (or during the applicable 30-day period in determining Beginning Average or Ending Average, as the case may be).

* * * * *

By Participant’s signature below, Participant agrees to be bound by the terms of this Grant Notice, the Plan, the Clawback Policy and the Rules. Participant has reviewed the Plan, this Grant Notice, the Clawback Policy and the Rules in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice, the Clawback Policy and the Rules. If there is any conflict between the terms and conditions of this Grant Notice and the Rules, the Rules will control (except as set forth above under “Payment” in this Grant Notice). Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Compensation Committee upon any questions arising under this Grant Notice, the Plan, the Clawback Policy and the Rules.

COMPASS MINERALS INTERNATIONAL, INC.		PARTICIPANT
By:	/s/ Mary Frontczak	/s/ Kevin Crutchfield
Name:	Mary Frontczak	Participant Name: Kevin Crutchfield
Title:	Chief Legal and Administrative Officer and Corporate Secretary